EXHIBIT 11.1

                        booktech.com, inc. and Subsidiary

                    Computation of Net Loss Per Common Share

                   Three Months Ended March 31, 2000 and 1999
                                   (unaudited)



                                                    Three Months Ended March 31,
                                                      -------------------------
                                                         2000(1)        1999
                                                      ------------   ----------

BASIC NET LOSS PER COMMON SHARE:
Net loss attributable to common shares as reported .. $ (1,450,600)  $ (396,414)
                                                      ------------   ----------
Weighted average number of common shares
  outstanding
  Common stock ......................................    7,814,488    6,016,552
                                                      ------------   ----------

Basic net loss per common share .....................        $(.19)       $(.07)
                                                      ------------   ----------

DILUTED NET LOSS PER COMMON SHARE:
Net loss attributable to common shares as reported .. $ (1,450,600)  $ (396,414)
                                                      ------------   ----------
Weighted average number of common shares outstanding:
  Effect of potentially dilutive common shares ......         --           --
  Common stock ......................................    7,814,488    6,016,552
                                                      ------------   ----------

         Total ......................................    7,814,488    6,016,552
                                                      ------------   ----------
Diluted net loss per common share ...................        $(.19)       $(.07)
                                                      ============   ==========



(1) Restated. See Note 8 to Unaudited Condensed Consolidated Financial
    Statements.